Exhibit 99.1

Skyline Bankshares, Inc. Announces First Quarter 2023 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, May 5, 2023 (Globe Newswire) -- Skyline Bankshares, Inc. (the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (the “Bank”) – announced its results of operations for the first quarter of 2023.

The Company recorded net income of $2.7 million, or $0.49 per share, for the quarter ended March 31, 2023, compared to net income of $2.4 million, or $0.43 per share, for the same period in 2022. First quarter 2023 earnings represented an annualized return on average assets (“ROAA”) of 1.10% and an annualized return on average equity (“ROAE”) of 14.78%, compared to 0.98% and 11.75%, respectively, for the same period last year.

President and CEO Blake Edwards stated, “We are pleased to report strong earnings for the first quarter of 2023. Our earnings per share increased by 13.95% compared to the first quarter of 2022. This increase comes despite recent competitive pressure that has led to higher interest expense on deposits throughout the banking industry. Solid loan growth and increasing interest rates throughout 2022 lifted our net interest margin from 3.53% in the first quarter of 2022 to 3.93% in the fourth quarter of 2022. While interest expense was higher in the first quarter of 2023, our net interest income continued to grow as well and the result was only a slight decrease in net interest margin to a level of 3.89% for the first quarter or 2023.”

Edwards continued, “Core loans grew at an annualized rate of over 5% in the quarter, and while deposits decreased only slightly, less than 2% during the quarter, we did see an increase in time deposits as customers continued the recent trend of moving funds from lower-yielding transactional accounts into the higher-earning time deposits. As such, we will continue to focus on our long-term strategy of growing low-cost core deposit accounts while minimizing our reliance on more expensive time deposits.”

Edwards concluded, “We expect competition for deposits and increased interest expense to continue throughout 2023, and because of this we expect to see some near-term pressure on our net interest margin. Continued inflationary pressures could dampen the overall economic activity in 2023 and will certainly impact our operating costs; however, our team has demonstrated the ability to deliver strong results and create shareholder value even in challenging operating environments. I believe we remain well positioned for growth and success in the future and know that our employees will continue to deliver on our brand promise of being “Always our Best” for our customers each and every day.”

Highlights

●	Net income was $2.7 million, or $0.49 per share, for the first quarter of 2023, compared to $2.4 million, or $0.43 per share, for the first quarter of 2022.
●	Net interest margin (“NIM”) was 3.89% for the first quarter of 2023, compared to 3.93% in the fourth quarter of 2022, and 3.53% in the first quarter of 2022.
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Total assets increased $21.4 million, or 2.14%, to $1.02 billion at March 31, 2023 from $997.7 million at December 31, 2022, and increased by $11.7 million, or 1.16%, from $1.01 billion a year earlier.

●

Net loans were $757.8 million at March 31, 2023, an increase of $9.2 million, or 1.23%, when compared to $748.6 million at December 31, 2022, and increased $66.0 million when compared to $691.8 million at March 31, 2022.

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Total deposits were $905.5 million at March 31, 2023, a decrease of $14.8 million, or 1.62%, from $920.3 million at December 31, 2022, and a decrease of $15.6 million from $921.1 million at March 31, 2022.

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Annualized return on average assets increased to 1.10% for the quarter ended March 31, 2023, from 0.98% for the quarter ended March 31, 2022. Annualized return on average equity increased to 14.78% for the quarter ended March 31, 2023, from 11.75% for the quarter ended March 31, 2022.

First Quarter 2023 Income Statement Review

Net interest income after provision for credit losses in the first quarter of 2023 was $9.1 million, compared to $7.8 million in the first quarter of 2022. Total interest income was $10.1 million in the first quarter of 2023, representing an increase of $1.6 million in comparison to the $8.5 million in the first quarter of 2022. Interest income on loans increased in the quarterly comparison by $1.3 million, primarily due to organic loan growth of $81.0 million from March 31, 2022 to March 31, 2023, and increases in interest rates during that time period. Management anticipates that this loan growth, in addition to higher rates in the current year, will continue to have a positive impact on both earning assets and loan yields. Interest income on securities increased by $240 thousand in the quarterly comparison, as a result of average investment securities increasing from $141.6 million at March 31, 2022 to $163.4 million at March 31, 2023 as a result of investment purchases during 2022. Interest expense on deposits increased by $447 thousand in the quarterly comparison, as a result of rate increases on deposit offerings, especially on time deposits due to competition for deposits. Management anticipates that interest expense on deposits will increase in the near term as competitive pressures for deposits may result in continued increases in rates on deposit offerings, especially on time deposits. Interest on borrowings increased by $124 thousand, due to short-term FHLB advances during the quarter as a result of the decline in deposits of $14.8 million and loan growth of $9.7 million that occurred during the first quarter of 2023.

Total noninterest income was comparable at $1.6 million in the first quarters of 2023 and 2022, respectively. Excluding a $217 thousand in nonrecurring income from life insurance contracts in the first quarter of 2022, noninterest income would have increased by $145 thousand in the quarterly comparison.

Noninterest expense in the first quarter of 2023 was $7.3 million compared with $6.5 million in the first quarter of 2022, an increase of $800 thousand, or 12.24%. There was a $507 thousand increase in salary and benefit costs due to personnel additions and routine salary adjustments, as well as increased benefit costs. A reduction in capitalized loan origination cost due to lower loan volume in the first quarter of 2023 compared to the first quarter of 2022, also contributed to the increased cost. Occupancy and equipment expenses increased $181 thousand in the quarterly comparisons primarily due to branch expansion and branch relocation costs.

Income tax expense increased by $70 thousand in the quarter-to-quarter comparison, primarily due to an increase in net income before taxes of $392 thousand in the quarterly comparison.

Balance Sheet Review

Total assets increased in the first quarter of 2023 by $21.4 million, or 2.14%, to $1.02 billion at March 31, 2023 from $997.7 million at December 31, 2022, and increased by $11.7 million, or 1.16%, from $1.01 billion at March 31, 2022. The increase in total assets during the quarter can be primarily attributed to the loan growth of $9.7 million during the quarter in addition to the $25.0 million FHLB advance obtained to offset the $14.8 million decrease in deposits.

Total loans increased during the first quarter by $9.7 million, or 1.29%, to $764.6 million at March 31, 2023 from $754.9 million at December 31, 2022, and increased by $67.0 million, or 9.61%, compared to $697.6 million at March 31, 2022. Core loan growth during the first quarter was at an annualized rate of 5.36%.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.22% at March 31, 2023 and December 31, 2022. The allowance for credit losses was approximately 0.89% of total loans as of March 31, 2023 compared to 0.83% at December 31, 2022. The primary reason for the increase in the allowance for credit losses was due to the adoption of the current expected credit losses (“CECL”) model effective January 1, 2023. As a result of the adoption of the CECL model there was an increase to the allowance for credit losses of $592 thousand on January 1, 2023. During the first quarter of 2023, the former full service branch facility that was transferred to other real estate owned at a value of $235 thousand during the fourth quarter of 2022, was sold. There was no other real estate owned as of March 31, 2023.

Investment securities increased by $1.5 million during the first quarter to $136.7 million at March 31, 2023 from $135.2 million at December 31, 2022, and decreased by $12.7 million from $149.4 million at March 31, 2022. The increase in the first quarter of 2023 was the result of a $3.3 million decrease in unrealized losses on investment securities, partially offset by $1.8 million in paydowns.

Total deposits decreased in the first quarter of 2023 by $14.8 million, or 1.62%, to $905.5 million at March 31, 2023 from $920.3 million at December 31, 2022, and decreased $15.6 million, or 1.70%, compared to $921.1 million at March 31, 2022. Noninterest bearing deposits decreased by $10.2 million and interest bearing deposits decreased by $4.6 million largely due to seasonal fluctuations in municipal deposits, as well as increased competition for deposits. Lower cost interest bearing deposits decreased by $30.8 million during the quarter, which was offset by a $26.2 million increase in time deposits as customers continue to look for higher returns on their deposits.

Stockholders’ equity increased by $3.4 million, or 4.62%, to $76.3 million at March 31, 2023 from $72.9 million three months earlier, and decreased $3.1 million, or 3.87%, from $79.4 million at March 31, 2022. The change during the quarter was due to earnings of $2.7 million, $2.6 million in other comprehensive gains during the quarter, dividend payments of $1.2 million, and a cumulative effect adjustment of $710 thousand out of retained earnings due to the January 1, 2023 adoption of the CECL model, previously discussed above. Book value increased from $12.98 per share at December 31, 2022 to $13.61 per share at March 31, 2023.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates; general economic conditions; the residual effects of the COVID-19 pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2022. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending March 31, 2023)

Skyline Bankshares, Inc.

Condensed Consolidated Balance Sheets

March 31, 2023; December 31, 2022; March 31, 2022

	March 31,	December 31,	March 31,
(dollars in thousands except share amounts)	2023	2022	2022
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$25,017	$19,299	$19,741
Interest-bearing deposits with banks	14,653	10,802	65,524
Federal funds sold	2,378	960	252
Investment securities available for sale	136,678	135,151	149,435
Restricted equity securities	3,014	1,950	1,950
Loans	764,615	754,872	697,586
Allowance for credit losses	(6,819)	(6,248)	(5,797)
Net loans	757,796	748,624	691,789
Cash value of life insurance	22,623	22,484	22,098
Other real estate owned	-	235	-
Properties and equipment, net	31,676	31,753	32,447
Accrued interest receivable	2,888	2,979	2,441
Core deposit intangible	1,181	1,286	1,630
Goodwill	3,257	3,257	3,257
Deferred tax assets, net	5,321	5,744	2,862
Other assets	12,592	13,210	13,989
Total assets	$1,019,074	$997,734	$1,007,415

Liabilities
Deposits
Noninterest-bearing	$300,280	$310,510	$303,247
Interest-bearing	605,175	609,817	617,884
Total deposits	905,455	920,327	921,131

Borrowings	25,000	-	3,200
Accrued interest payable	261	95	99
Other liabilities	12,049	4,376	3,601
Total liabilities	942,765	924,798	928,031

Stockholders’ Equity
Common stock and surplus	33,520	33,613	33,603
Retained earnings	63,067	62,229	55,308
Accumulated other comprehensive loss	(20,278)	(22,906)	(9,527)
Total stockholders’ equity	76,309	72,936	79,384
Total liabilities and stockholders’ equity	$1,019,074	$997,734	$1,007,415
Book value per share	$13.61	$12.98	$14.12
Tangible book value per share	$12.82	$12.18	$13.25

Asset Quality Indicators
Nonperforming assets to total assets	0.16%	0.19%	0.16%
Nonperforming loans to total loans	0.22%	0.22%	0.23%
Allowance for credit losses to total loans	0.89%	0.83%	0.83%
Allowance for credit losses to nonperforming loans	407.59%	382.37%	358.95%

Skyline Bankshares, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended
	March 31,
(dollars in thousands except share amounts)	2023	2022
	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$9,164	$7,876
Interest-bearing deposits in banks	88	36
Federal funds sold	10	-
Interest on securities	796	556
Dividends	10	8
	10,068	8,476
Interest expense
Deposits	894	447
Interest on borrowings	169	45
	1,063	492
Net interest income	9,005	7,984

Provision for credit losses	(106)	137
Net interest income after provision for credit losses	9,111	7,847

Noninterest income
Service charges on deposit accounts	497	436
Other service charges and fees	823	683
Mortgage origination fees	84	166
Increase in cash value of life insurance	139	127
Life insurance income	-	217
Other income	21	7
	1,564	1,636
Noninterest expenses
Salaries and employee benefits	4,086	3,579
Occupancy and equipment	1,186	1,005
Data processing expense	491	506
FDIC Assessments	111	114
Advertising	135	145
Bank franchise tax	105	126
Director fees	61	61
Professional fees	221	168
Telephone expense	139	133
Core deposit intangible amortization	105	134
Other expense	695	564
	7,335	6,535
Net income before income taxes	3,340	2,948

Income tax expense	612	542
Net income	$2,728	$2,406

Net income per share	$0.49	$0.43
Weighted average shares outstanding	5,597,233	5,595,341
Dividends declared per share	$0.21	$0.15